CERTIFICATE OF AMENDMENT OF ARTICLES OF
                                                   INCORPORATION

                                          CORPORATE TOURS & TRAVEL, INC.
                                         (Nevada Corporation #11638-1993)
                                                 (THE CORPORATION)

We the undersigned, Lewis M. Eslick (President) and Leslie B. Eslick (Secretary)
 of the Corporation do hereby
certify:

That the Board of Directors of the Corporation at a meeting duly convened and held on the 7th day of September, 1996, adopted a resolution to amend the original articles as follows:

                                ARTICLE IV IS HEREBY AMENDED TO READ AS FOLLOWS:

Fourth Capital Stock

1. Classes and Number of Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value of $0.001 per share (The "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, which have a par value of $0.001 per share (the "Preferred Stock").

2.      Powers and Rights of Common Stock

        (a) Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or priveleges unless so authorized by the Corporation;

        (b) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name;

        (c)    Dividends and Distributions

               (i) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor;

               (ii) Other Dividends and Distributions. The Board of Directors may issue shares of Common
                     Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

               (iii) Other Rights. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Restated Articles of Incorporation, each share of the Common
                     Stock shall have identicle powers, preferences and rights, including rights in liquidation;

3. Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board of Directors in it's sole discretion, authority to do so being hereby expressly vested in such board.

4. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may
        from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the
        Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Restated

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        Articles of Incorporation  for such purposes,  in such amounts,  to such persons, corporations, or entities, for such consideration and in the case of Preferred Stock, in one or more series, all as the Board of Directors in it's discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The
        Board  of  Directors,   from  time  to  time,  also  may  authorize,  by
        resolution, options, warrants and other rights convertible into Common or Preferred Stock (collectively "securities.") The securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value if the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board of Directors may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

5. Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

                                 ARTICLE V IS HEREBY AMENDED TO READ AS FOLLOWS:

Fifth:  Governing Board of Directors

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 or Article Fourth hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a bylaw or amendment thereto, providing that the number of directors shall not be reduced to less than three (3). The directors holding office at the time of the filing of these Restated Articles of Incorporation shall continue as directors until the next annual meeting and/or until their successors are duly chosen.

                               ARTICLE IX IS HEREBY AMENDED TO READ AS FOLLOWS:

Ninth:  Shareholders' Right To Sell and/or Transfer Stock

Any shareholder, or shareholders, may sell, assign, or otherwise transfer their shares and certificate or certificates of stock, or any part thereof.

The aforesaid changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.




Lewis M. Eslick, President                 Leslie B. Eslick, Secretary




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STATE OF NEVADA                   )
                                  )
COUNTY OF CARSON CITY             )

         The undersigned Notary Public certified, deposes and states Lewis M. Eslick and Leslie B. Eslick, personally apperared before me and executed the foregoing on behalf of the Corporation as it's President and Secretary respectively, this 16th day of October, 1996.



By:
    Notary Public in and for said
    County of Carson City, State of Nevada




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